Exhibit 99.1

PAE Reports Fourth-Quarter and Full Year 2019 Financial Results

Highlights

•	Fourth-quarter revenue of $697.1 million; $2.8 billion for the year

•	Fourth-quarter operating loss of $3.2 million; $26.8 million operating income for the year

•	Fourth-quarter net loss of $14.6 million; $49.8 million for the year

•	Fourth-quarter adjusted EBITDA[1] of $37.5 million (5.4% of revenue); $166.7 million (6.0% of revenue) for the year

•	Fourth-quarter cash flows used in operations of $12.2 million; $116.6 million cash flows provided by operations for the year

•	2019 net bookings of $3.1 billion representing a 1.1x book-to-bill ratio for the year

FALLS CHURCH, Va., March 11, 2020 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW), today announced fourth-quarter and full year 2019 financial and operating results.

CEO Commentary

“We had a strong fourth quarter as we delivered revenue and adjusted EBITDA that exceeded our expectations,” said PAE’s President and Chief Executive Officer John Heller. “We are successfully executing our strategy to drive top line revenue growth, generate free cash flow and deliver exceptional performance to our customers. We entered 2020 with strong fundamentals in place – a robust federal spending environment, a high-quality sales pipeline and a talented team positioned to drive growth and increase shareholder value.”

Fourth-Quarter 2019 Results

Revenues for the quarter of $697.1 million increased $25.0 million, or 3.7%, compared to the prior year quarter. The improvement was primarily attributable to new service awards within both our Global Mission Services (“GMS”) and National Security Solutions (“NSS”) segments.

Operating loss for the quarter was $3.2 million, compared with operating income of $12.1 million in the prior year quarter. The decrease in operating income resulted primarily from set-up costs on new business awards and one-time impacts from increased operating costs.

[1]

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to its most directly comparable GAAP financial measure, net income (loss), and a discussion of adjusted EBITDA and other non-GAAP financial measures, is contained in the “Non-GAAP Measures” section of this release.

Net loss attributed to Shay Holding Corporation for the quarter was $14.6 million compared to a $13.1 million loss in the prior year quarter due to the factors impacting operating income.

Adjusted EBITDA for the quarter was $37.5 million, or 5.4% of revenue, compared to $37.1 million, or 5.5% of revenue, in the prior year quarter. The modest variance was driven by the increase in revenue.

Global Mission Services

GMS revenues for the quarter of $533.6 million increased $11.2 million, or 2.1%, compared to the prior year quarter. The improvement was primarily attributable to new service awards.

GMS operating income for the quarter was $15.4 million, compared to $21.2 million, in the prior-year quarter. The decrease in operating income year-over-year was driven by higher non-recurring operating expenses.

GMS adjusted operating income2 for the quarter was $33.5 million, or 6.3% of revenue, compared to $28.6 million, or 5.5% of revenue, in the prior year quarter. Adjusted operating income increased year-over-year primarily due to higher revenue and improved performance on international programs as well as normalizing for certain one-time, non-recurring operating expenses.

National Security Solutions

NSS revenues for the quarter of $163.5 million increased $13.8 million, or 9.2%, compared to the prior year quarter. The improvement was primarily attributable to new service awards.

NSS operating loss for the quarter was $13.7 million, compared to a loss of $5.2 million in the prior year quarter. The increase in operating loss year-over-year was driven primarily by set-up costs on new business awarded in the third quarter of 2019, new business delays and one-time impacts from increased operating costs.

NSS adjusted operating income3 for the quarter was $3.9 million, or 2.4% of revenue, compared to $8.5 million, or 5.7% of revenue, in the prior year quarter. The decrease in adjusted operating income year-over-year was primarily due to set-up costs on new business awarded in the third quarter of 2019, new business delays and one-time impacts from increased operating costs.

[2]

GMS adjusted operating income is a non-GAAP financial measure. A reconciliation of GMS adjusted operating income to its most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Measures” section of this release.

[3]

NSS adjusted operating income is a non-GAAP financial measure. A reconciliation of NSS adjusted operating income to its most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Measures” section of this release.

Full-Year 2019 Results

Revenues of approximately $2.8 billion for the fiscal year ended December 31, 2019 increased by $155.3 million, or 6.0%, from the comparable period in 2018. The increase in revenues was primarily attributable to contract growth across current programs and new program awards. Revenue for the GMS and NSS segments increased $130.9 million and $24.4 million, respectively.

Operating income for the year was $26.8 million, compared with operating income of $50.1 million in the prior year. The decrease in operating income resulted primarily from an increase in cost of revenues driven by the sale of substantially all the assets of one of PAE’s subsidiaries, PAE ISR LLC (“ISR”). The sale of the ISR assets resulted in the recognition of a loss of $32.8 million. The increase in cost of revenues was partially offset by a reduction in selling, general and administrative expenses.

The net loss attributed to Shay Holding Corporation for 2019 was $49.8 million, compared with a net loss of $34.5 million in 2018. The increase in net loss for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018 was driven primarily by the factors impacting operating income.

Adjusted EBITDA for 2019 was $166.7 million, or 6.0% of revenue, compared with $157.4 million, or 6.0% of revenue, in 2018. The improvement was primarily attributable to the increase in revenue.

Global Mission Services

GMS revenues of $2.1 billion for fiscal year 2019 increased $130.9 million, or 6.6%, compared to the prior year. The increase was driven equally by new business awards and on-contract growth across the GMS business areas.

GMS operating income of $92.4 million for fiscal year 2019 increased by $3.2 million, or 3.6%, from the comparable period in 2018. The variance was driven by the increase in revenue, which was partially offset by higher cost of revenues.

GMS adjusted operating income for fiscal year 2019 was $126.1 million, or 6.0% of revenue, compared to $113.8 million, or 5.8% of revenue, in the prior year. Adjusted operating income increased over the prior year primarily from the increase in revenue and margin expansion from on-contract growth, partially offset by new business set-up costs.

National Security Solutions

NSS revenues of $664.2 million for fiscal year 2019 increased by $24.4 million, or 3.8%, from the comparable period in 2018. This increase was primarily driven by new business awards.

NSS operating loss of $36.9 million for the fiscal year ended December 31, 2019 increased by $24.4 million from the comparable period in 2018. The higher loss was primarily due to pretax losses relating to the ISR operations, partially offset by the factors impacting NSS revenues.

NSS adjusted operating income for fiscal year 2019 was $40.6 million, or 6.1% of revenue, compared to $43.6 million, or 6.8% of revenue, in the prior year. Adjusted operating income decreased over the prior year primarily because of set-up costs on new business, new business delays and one-time impacts from increased operating costs.

Cash Flow Summary

Total cash flows used in operating activities for the fourth quarter were $12.2 million. The $28.0 million improvement in cash used in operating activities compared to the prior year period was primarily due to improved cash collections.

Total cash flows provided by operating activities for the year were $116.6 million, a $173.5 million increase from the prior year, also due to improved cash collections and higher adjusted EBITDA.

As of December 31, 2019, PAE had cash and cash equivalents totaling $68.0 million and $121.8 million of availability under its asset-based revolving loan credit facility. In addition, PAE made $99.9 million in net repayments on long-term debt during 2019.

Business Development Highlights and Contract Awards

Net bookings totaled $3.1 billion in fiscal year 2019, representing a book-to-bill ratio of 1.1x for the year. The net bookings were primarily on-contract growth and new business awards.

Notable recent awards received included:

•

Army Contracting Command (ACC) Orlando: PAE’s NSS segment was awarded the Afghan National Army Special Operations Command, Afghanistan Special Security Forces (ASSF) task order on the Enterprise Training Support MAC ID/IQ Contract (ETSC), with a value of more than $150 million over three years. The customer, PEO STI, selected PAE to provide all personnel, equipment, supplies, transportation, tools, materials and supervision necessary to train, advise, assist, and mentor and implement POI-based training methodologies to increase Afghan Special Security Forces (ASSF) capacity and capability. The ASSF task order is a new business prime task order award for PAE. This award along with 4 previous awards on this contract vehicle places NSS as the top awardee on the ETSC IDIQ vehicle.

•

Department of Justice: PAE’s GMS segment was awarded a $330 million, 7-year worldwide training and support services contract to support the International Criminal Investigative Training Assistance Program (ICITAP).

•

National Oceanic and Atmospheric Administration: PAE’s GMS segment was awarded a $81 million, 4-year National Data Buoy Contract (NDBC) to provide operations and maintenance of the Marine Observation Network. Located at the Stennis Space Center (SSC), NDBC’s mission is to provide a real-time, end-to-end capability from the collection of marine atmospheric and oceanographic data to its transmission, quality control and distribution.

The Company’s backlog at the end of the quarter was $6.4 billion, of which $1.5 billion was funded.

Transaction

On February 10, 2020 Gores Holdings III, Inc., a Special Purpose Acquisition Company (“SPAC”), completed the acquisition of Shay Holding Corporation, as described in more detail in the Basis of Presentation section. In connection with the acquisition, the name of “Gores Holdings III, Inc.” was changed to “PAE Incorporated” at closing, and as a result of the acquisition, PAE became a publicly listed company. PAE’s common stock and warrants are now listed on NASDAQ under the symbols “PAE” and “PAEWW”, respectively.

2020 Financial Outlook

The table below summarizes the Company’s fiscal year 2020 guidance.

2020 Financial Guidance
Revenue	$2,750 million - $2,850 million
Adjusted EBITDA	$170 million - $178 million

Adjusted EBITDA is a non-GAAP financial measure. The company is not providing a quantitative reconciliation of adjusted EBITDA in its 2020 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). In addition, the company does not provide a reconciliation of forward-looking free cash flow (non-GAAP) to GAAP cash flows provided by operating activities and GAAP cash used in investing activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain line items used to calculate projected cash flows provided by operating activities and cash used in investing activities may vary significantly based on actual events, the company is not able to forecast on a GAAP basis with reasonable certainty all line items needed in order to provide a GAAP calculation of projected free cash flow at this time.

Conference Call Information

As previously announced, PAE will host a conference call and webcast today, March 11, 2020, at 8:00 a.m. ET. Management will review the company’s fourth-quarter and full-year 2019 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the fourth-quarter and full-year 2019 results on the company’s website - https://investors.pae.com.

Interested parties will be able to connect to the webcast on the investor relations page of the website, https://investors.pae.com/, on March 11, 2020. Prospective attendees may register for an email reminder about the webcast on the events and presentations tab, also found on the investor relations page. The conference call dial-in number is 1-855-982-6676 and the conference ID is 2863159. The international dial-in number is 1-614-999-9188.

The Company will post an archive of the webcast following the call on the PAE Investor Relations website, https://investors.pae.com.

Forward-Looking Statements

This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about PAE’s possible or assumed future results of operations, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For more than 60 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of more than 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE, please contact:

Mark Zindler

Vice President Investor Relations

PAE

703-717-6017

Mark.Zindler@pae.com

For media inquiries regarding PAE, please contact:

Sean Lambert

Marketing & Communications

PAE

703-656-7827

Sean.Lambert@pae.com

Basis of Presentation

All references to the consolidated financial statements of PAE (including the financial condition and results of operations of PAE) refer to such consolidated financial statements of Shay Holding Corporation.

Shay Holding Corporation (“Shay”) was incorporated in the state of Delaware on January 8, 2016 by an affiliate of Platinum Equity (“Platinum”). On March 14, 2016, Shay Merger Corporation, a wholly owned subsidiary of Shay, merged with and into PAE Holding Corporation (“PAE Holding”) with the latter surviving (the “Platinum Merger”). Shay had no operations prior to the Platinum Merger other than the issuance of debt and equity.

On February 10, 2020 (the “Closing”), Shay completed the previously announced business combination (the “PAE Business Combination”) in which Shay was acquired by Gores Holdings III, Inc. (“Gores III”). The transaction was completed in a multi-step process pursuant to which Shay ultimately merged with a wholly owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the PAE Business Combination, each share of common stock of Shay was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and Gores III acquired Shay and its subsidiaries. Additionally, the stockholders of Shay as of immediately prior to the transaction hold a portion of the common stock of Gores III.

For accounting purposes, the PAE Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The PAE Business Combination is a subsequent event which occurred after the periods for which the financial information included in this release are presented. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the PAE Business Combination will include the financial statements of Shay and its subsidiaries for periods prior to the completion of the PAE Business Combination and of PAE Incorporated for periods from and after the Closing.

SHAY HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues	$697,085	$672,134	$2,763,893	$2,608,562
Cost of revenues	559,940	524,239	2,183,574	1,991,622
Selling, general and administrative expenses	135,391	130,378	530,080	536,019
Amortization of intangible assets	8,176	8,961	33,205	35,780

Total operating expenses	703,507	663,578	2,746,859	2,563,421
Program (loss) profit	(6,422)	8,556	17,034	45,141
Other income, net	3,255	3,505	9,785	4,980

Operating (loss) income	(3,167)	12,061	26,819	50,121
Interest expense, net	(20,751)	(22,145)	(86,011)	(84,360)

Loss before income taxes	(23,918)	(10,084)	(59,192)	(34,239)
Provision for income taxes	(7,254)	2,249	(9,131)	(2,661)

Net loss	(16,664)	(12,333)	(50,061)	(31,578)
Noncontrolling interest in earnings of ventures	(2,071)	780	(252)	2,881

Net loss attributed to Shay Holding Corporation	$(14,593)	$(13,113)	$(49,809)	$(34,459)

SHAY HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except par value of shares)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$68,035	$51,097
Accounts receivable, net	442,180	516,168
Prepaid expenses and other current assets	43,549	76,477

Total current assets	553,764	643,742
Property and equipment, net	30,404	41,463
Deferred income taxes, net	3,212	—
Investments	17,925	18,870
Goodwill	409,588	408,025
Purchased intangibles, net	180,464	218,105
Operating lease right-of-use assets, net	162,184	—
Other noncurrent assets	13,758	17,676

Total assets	$1,371,299	$1,347,881

Liabilities and equity
Current liabilities:
Accounts payable	$124,661	$124,032
Accrued expenses	102,315	107,079
Customer advances and billings in excess of costs	51,439	28,307
Salaries, benefits and payroll taxes	130,633	113,037
Accrued taxes	18,488	18,898
Current portion of long-term debt	22,007	21,718
Operating lease liabilities, current portion	36,997	—
Other current liabilities	30,893	52,207

Total current liabilities	517,433	465,278
Deferred income taxes, net	—	14,038
Long-term debt, net	727,930	820,034
Long-term operating lease liabilities	129,244	—
Other long-term liabilities	8,601	17,046

Total liabilities	1,383,208	1,316,396
Stockholders’ equity:
Common stock, $0.01 par value per share: 500,000 shares authorized (Class A 400,000 and Class B 100,000); 282,047 issued and outstanding (Class A 280,771 and Class B 1,276)	3	3
Additional paid-in capital	101,742	101,742
Accumulated deficit	(145,371)	(95,562)
Accumulated other comprehensive loss	(134)	(2,138)

Total Shay Holding Corporation stockholders’ equity	(43,760)	4,045
Noncontrolling interests	31,851	27,440

Total liabilities and equity	$1,371,299	$1,347,881

SHAY HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended
	December 31, 2019	December 31, 2018
Operating activities
Net loss	$(16,664)	$(12,333)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	3,407	3,221
Amortization of intangible assets	8,176	7,905
Amortization of debt issuance cost	1,996	2,069
Net undistributed income from unconsolidated ventures	(427)	(166)
Deferred income taxes, net	(15,375)	8,538
Loss on sale of assets	798	—
Other non-cash activities, net	546	1,681
Changes in operating assets and liabilities, net of effect of business Combinations:
Accounts receivable, net	15,718	(49,374)
Accounts payable	(692)	402
Accrued expenses	(17,846)	12,727
Customer advances and billings in excess of costs	(17,664)	(2,762)
Salaries, benefits and payroll taxes	15,842	8,777
Prepaid expenses and other current assets	4,347	(11,618)
Other current and noncurrent liabilities	(8,048)	(1,852)
Investments	2,788	4,342
Other noncurrent assets	7,739	(132)
Accrued taxes	3,130	(11,677)

Net cash used in operating activities	(12,229)	(40,252)
Investing activities
Expenditures for property and equipment	(1,015)	(2,842)
Other investing activities, net	4,526	(1)

Net cash provided by (used in) investing activities	3,511	(2,843)
Financing activities
Net contributions from noncontrolling interests	—	—
Distributions to venture partners	—	(443)
Repayments on short-term debt	—	—
Borrowings on long-term debt	105,968	65,097
Repayments on long-term debt	(120,898)	(12,452)

Net cash (used in) provided by financing activities	(14,930)	52,202
Effect of exchange rate changes on cash and cash equivalents	(261)	(1,528)

Net (decrease) increase in cash and cash equivalents	(23,909)	7,579
Cash and cash equivalents at beginning of period	91,944	43,518

Cash and cash equivalents at end of period	$68,035	$51,097

Supplemental cash flow information
Cash paid for interest	37,403	19,898
Cash paid for taxes	2,616	6,055

SHAY HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Operating activities
Net loss	$(50,061)	$(31,578)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	12,875	14,459
Amortization of intangible assets	33,205	33,817
Amortization of debt issuance cost	8,092	8,382
Net undistributed (income) loss from unconsolidated ventures	(2,680)	180
Deferred income taxes, net	(17,247)	(14,801)
Loss on sale of assets	32,814	—
Other non-cash activities, net	4,128	380
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, net	74,416	(101,178)
Accounts payable	618	35,404
Accrued expenses	(5,629)	12,058
Customer advances and billings in excess of costs	23,569	(15,004)
Salaries, benefits and payroll taxes	17,411	7,510
Prepaid expenses and other current assets	3,202	355
Other current and noncurrent liabilities	(25,220)	(8,628)
Investments	6,102	12,973
Other noncurrent assets	1,450	(688)
Accrued taxes	(397)	(10,482)

Net cash provided by (used in) operating activities	116,648	(56,841)
Investing activities
Expenditures for property and equipment	(9,436)	(5,702)
Other investing activities, net	6,747	(10,849)

Net cash used in investing activities	(2,689)	(16,551)
Financing activities
Net contributions from noncontrolling interests	5,405	—
Distributions to venture partners	(742)	(2,806)
Repayments on short-term debt	—	(1,966)
Borrowings on long-term debt	267,375	107,099
Repayments on long-term debt	(367,312)	(69,480)

Net cash (used in) provided by financing activities	(95,274)	32,847
Effect of exchange rate changes on cash and cash equivalents	(1,747)	(1,940)

Net increase (decrease) in cash and cash equivalents	16,938	(42,485)
Cash and cash equivalents at beginning of period	51,097	93,582

Cash and cash equivalents at end of period	$68,035	$51,097

Supplemental cash flow information
Cash paid for interest	78,019	74,579
Cash paid for taxes	9,552	19,093

SHAY HOLDING CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(Amounts in thousands)

	Three Months Ended
	December 31, 2019	December 31, 2018
Revenues
GMS	$533,600	$522,402
NSS	163,485	149,732

Consolidated revenues	$697,085	$672,134

Operating income (loss)
GMS	$15,407	$21,167
NSS	(13,729)	(5,221)
Corporate	(4,845)	(3,885)

Consolidated operating (loss) income	$(3,167)	$12,061

Amortization of intangible assets
GMS	$4,140	$4,639
NSS	4,036	4,322

Consolidated amortization of intangible assets	$8,176	$8,961

SHAY HOLDING CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(Amounts in thousands)

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Revenues
GMS	$2,099,737	$1,968,843
NSS	664,156	639,719

Consolidated revenues	$2,763,893	$2,608,562

Operating income (loss)
GMS	$92,386	$89,141
NSS	(36,940)	(12,556)
Corporate	(28,627)	(26,464)

Consolidated operating income	$26,819	$50,121

Amortization of intangible assets
GMS	$16,679	$18,492
NSS	16,526	17,288

Consolidated amortization of intangible assets	$33,205	$35,780

SHAY HOLDING CORPORATION AND SUBSIDIARIES

BACKLOG

(Amounts in thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2018
Global Mission Services:
Funded backlog	$1,173,196	$1,288,554
Unfunded backlog	3,393,081	3,317,054

Total GMS backlog	$4,566,277	$4,605,608

National Security Solutions:
Funded backlog	$311,214	$501,515
Unfunded backlog	1,474,309	950,818

Total NSS backlog	$1,785,523	$1,452,333

Total:
Funded backlog	$1,484,410	$1,790,069
Unfunded backlog	4,867,390	4,267,872

Total backlog	$6,351,800	$6,057,941

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and negotiated unfunded backlog.

Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.

Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Non GAAP Financial Measures

The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.

For 2019 and 2018, the Company’s net income was impacted by certain events that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.

During 2019 substantially all the assets of ISR were sold. The Company believes that it is helpful for investors to be able to evaluate the revenue performance of PAE’s underlying business based on excluding ISR’s operations during the year. To calculate the loss without ISR, the Company removed ISR from its revenue and loss metrics for both presented years in calculating the adjusted EBITDA.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA,

a non-GAAP Measure – Company

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	Change	December 31, 2019	December 31, 2018	Change
Net loss attributed to Shay Holding Corp.	$(14,593)	$(13,113)	$(1,480)	$(49,809)	$(34,459)	$(15,350)
Interest expense, net	20,752	22,144	(1,392)	86,011	84,360	1,651
Provision for taxes	(7,254)	2,249	(9,503)	(9,131)	(2,661)	(6,470)
Depreciation and amortization	11,584	12,181	(597)	46,081	50,239	(4,158)
M&A costs	5,209	403	4,806	13,172	4,456	8,716
Disposal of ISR	1,774	5,454	(3,680)	44,436	31,675	12,761
Non-core expenses (1)	2,086	1,233	853	10,963	7,325	3,638
Non-cash items (2)	6,649	(977)	7,626	4,437	7,866	(3,429)
Forward loss accruals (3)	9,615	6,776	2,839	13,069	8,169	4,900
Sponsor fees (4)	1,315	1,250	65	5,077	5,029	48
Other (5)	327	(530)	857	2,425	(4,606)	7,031

Adjusted EBITDA	$37,464	$37,070	$394	$166,731	$157,393	$9,338

Adjusted EBITDA margin	5.4%	5.5%		6.0%	6.0%

Reconciliation of GAAP operating income

to Adjusted operating income

a non-GAAP Measure – GMS

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	Change	December 31, 2019	December 31, 2018	Change
Operating income	$15,407	$21,167	$(5,760)	$92,386	$89,141	$3,245
Corp operating loss allocation	(3,709)	(3,020)	(689)	(21,746)	(19,636)	(2,110)
Corporate NCI allocation	1,973	(821)	2,794	(51)	(3,030)	2,979
Depreciation and amortization	6,847	7,286	(439)	26,934	30,408	(3,474)
M&A costs	3,987	331	3,656	10,004	2,353	7,651
Disposal of ISR	—	—	—	—	—	—
Non-core expenses (1)	108	2,371	(2,263)	5,371	7,227	(1,856)
Non-cash items (2)	2,262	(759)	3,021	3,153	5,994	(2,841)
Forward loss accruals (3)	5,384	1,492	3,892	4,349	1,272	3,077
Sponsor fees (4)	1,007	971	36	3,857	3,787	70
Other (5)	250	(413)	663	1,842	(3,687)	5,529

Adjusted operating income	$33,516	$28,605	$4,911	$126,099	$113,829	$12,270

Adjusted operating income margin	6.3%	5.5%		6.0%	5.8%

Reconciliation of GAAP operating income

to Adjusted operating income

a non-GAAP Measure – NSS

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	Change	December 31, 2019	December 31, 2018	Change
Operating loss	$(13,729)	$(5,221)	$(8,508)	$(36,940)	$(12,556)	$(24,384)
Corp operating loss allocation	(1,136)	(866)	(270)	(6,879)	(6,827)	(52)
Corporate NCI allocation	94	40	54	304	148	156
Depreciation and amortization	4,738	4,895	(157)	19,146	19,830	(684)
M&A costs	1,222	72	1,150	3,164	2,103	1,061
Disposal of ISR	1,774	5,454	(3,680)	44,436	31,675	12,761
Non-core expenses (1)	1,978	(1,137)	3,115	5,592	98	5,494
Non-cash items (2)	4,389	(218)	4,607	1,283	1,872	(589)
Forward loss accruals (3)	4,232	5,284	(1,052)	8,721	6,898	1,823
Sponsor fees (4)	308	278	30	1,220	1,242	(22)
Other (5)	77	(117)	194	583	(919)	1,502

Adjusted operating income	$3,947	$8,464	$(4,517)	$40,630	$43,564	$(2,934)

Adjusted operating income margin	2.4%	5.7%		6.1%	6.8%

(1)	Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs
(2)	Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses
(3)	Forward loss accruals include adjustments related to future expected losses recognized in the current period
(4)	Sponsor fees include management fees and out of pocket expenses paid to the Company’s private equity sponsor for general management, transactional, financial and other corporate advisory services
(5)	Other costs include adjustments related to adjustments to offset capitalized internal labor and state income taxes that were not captured in reported income tax expense

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